                                                                 EXHIBIT 23.10.3



                         CONSENT OF INDEPENDENT AUDITORS


         We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated March 13, 1998 and March 4, 1997, with respect to the financial statements of Yorktown Towers Associates for the years ended December 31, 1997 and 1996 included in the Prospectus Supplement of AIMCO Properties, L.P., dated March 26, 1999, related to the offer to acquire units of limited partnership interest of Yorktown Towers Associates.



                                                           /s/ ERNST & YOUNG LLP



Greenville, South Carolina
March 26, 1999